U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12B-25
NOTIFICATION OF LATE FILING

        SEC FILE NUMBER: 333-158966

(Check One):

☐ Form 10-K   ☐ Form 20-F   ☐ Form 11-K   ☒ Form 10-Q   ☐ Form 10-D   ☐ Form N-SAR   ☐ Form N-CSR

For Period Ended: June 30, 2011

☐ Transition Report on Form 10-K
☐ Transition Report on Form 20-F
☐ Transition Report on Form 11-K
☐ Transition Report on Form 10-Q
☐ Transition Report on Form N-SAR

For the Transition Period Ended: N/A

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identifythe Item(s) to which the notification relates: N/A

PART 1

REGISTRANT INFORMATION

Wise Sales, Inc.
--------------------------------------
Full Name of Registrant
N/A
--------------------------------------
Former Name if Applicable

4701 Washington Ave., Suite 210
--------------------------------------
Address of Principal Executive Offices (Street and Number)

Racine, Wisconsin 53406
--------------------------------------
City, State and Zip Code

PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expenseand the registrant seeks relief pursuant to Rule 12b-25(b), the following shouldbe completed. (Check box if appropriate)

a)	☒ The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
b)
☒ The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following  the  prescribed  due date; or the subject  quarterly report or transition report on Form 10-Q or  portion  thereof  will be filed on or before the fifth  calendar  day following the prescribed due date; and

c)	☐ The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

1

PART III

NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D,  N-SAR,  N-CSR or the transition  report or portion thereof,  could not be filed within the prescribed time period.

The Registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete their review of the Registrant's financial statements for the period ended June 30, 2011 before the required filing date for the subject Quarterly Report on Form 10-Q. The Registrant intends to file the subject Quarterly Report on Form 10-Q on or before the fifth calendar day following theprescribed due date.

PART IV

OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

------------------------ ---------------------- -------------------------------
     Kurt Wise                    (262)                       886-6328
------------------------ ---------------------- -------------------------------
        (Name)                (Area Code)       (Telephone Number)
------------------------ ---------------------- -------------------------------

(2) Have all other periodic reports required under Section 13 or 15(d) of theSecurities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months  or for such  shorter  period  that theregistrant was required to file such report(s) been filed?  If the answer is no, identify report(s). ☒ Yes   ☐ No

(3)  Is it anticipated that any significant change in results of operationsfrom the corresponding period for the last fiscal year will be reflected bythe earnings statements to be included in the subject report or portion thereof? ☐ Yes   ☒ No

If so: attach an explanation of the anticipated change, both narratively andquantitatively, and, if appropriate, state the reasons why a reasonable estimateof the results cannot be made.

Wise Sales, Inc.
-------------------------------------------------------------
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersignedthereunto duly authorized.

Date: August 11, 2011

/s/ Kurt Wise
-------------------------------------------------------
Director, President, Secretary, and Treasurer

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

2